FOR IMMEDIATE RELEASE

KRISPY KREME ANNOUNCES $50 MILLION SHARE REPURCHASE AUTHORIZATION

COMPANY REFINANCES SECURED CREDIT FACILITIES AND RETIRES TERM LOAN

WINSTON-SALEM, N.C., July 15, 2013 - Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that its Board of Directors has approved the repurchase of up to $50 million of the Company’s common stock, effective immediately. The Company also announced that it has refinanced its secured credit facilities and retired in full the $22 million outstanding balance of its term loan.

Share Repurchase Authorization

The $50 million share repurchase program will be implemented, as market conditions permit, through purchases made from time to time in either open market or private transactions, in accordance with Securities and Exchange Commission requirements. As of July 12, 2013, the Company had approximately 66 million shares outstanding.

"Having completed a $20 million share repurchase program last year, we view this $50 million additional repurchase authorization as a further indication of Krispy Kreme’s financial strength, our outstanding free cash flow generation, and our positive outlook for the future,” commented James H. Morgan, Chairman, President and CEO. “The substantial improvements we have made to operating results and the balance sheet over the past several years make us confident we have the capital resources to both implement and potentially expand the scope of our growth plans. While we will always seek to first deploy cash to grow the business, we will complement that usage, as appropriate, with other means of increasing shareholder value. The repurchase authorization announced today reflects our desire to further enhance shareholder returns when our cash flow generation is excess to our current needs and when doing so is in the best interests of our shareholders."

As previously announced, the Company forecasts generating adjusted net income for fiscal 2014, ending February 2, 2014, in the range of $42 to $45 million. If achieved, this would represent an increase of between 28% and 37% over the $32.9 million of adjusted net income earned on a 52-week basis in fiscal 2013. Cash provided by operating activities is forecasted to be in the range of $63 to $66 million. After deducting capital expenditures estimated to range from $23 to $35 million, and $23 million of debt principal payments (including the retirement in full of the remaining $22 million balance of the Company’s term loan as described below), the Company forecasts generating free cash flow in the range of $5 to $20 million in fiscal 2014. Adjusted net income and free cash flow are non-GAAP measures (see the reconciliations of GAAP net income to adjusted net income and of cash provided by operating activities to free cash flow in the tables accompanying this release).

As of July 12, 2013, the Company’s cash balance was approximately $55 million and unused borrowing capacity on its revolving credit facility was approximately $31 million. These amounts reflect the retirement of the $22 million remaining balance of the Company’s term loan and the refinancing of the Company’s secured credit facilities described below.

Refinancing of Secured Credit Facilities

On July 12, 2013, the Company refinanced its secured credit facilities. In connection with the refinancing, the Company retired in full the $22 million balance of its term loan and increased the size of its revolving credit commitments from $25 to $40 million.

The refinancing and the retirement of the term loan are expected to result in a decrease in interest expense of approximately $1 million in the first twelve months following the transaction, principally reflecting the elimination of interest on the term loan, lower costs for outstanding letters of credit, and elimination of the amortization of the cost of an interest rate hedge and the amortization of deferred financing costs related to the retired term loan.

The Company expects to record a non-cash charge resulting from the transaction of approximately $1 million in the second quarter, consisting principally of the write-off of the deferred financing costs related to the retired term loan and the termination of a related interest rate hedge.

As of July 12, 2013, there were no borrowings outstanding under the revolving facility; the only current utilization of such facility was to support outstanding undrawn letters of credit of approximately $9 million related to the Company’s self-insurance programs.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, N.C., the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 770 locations in 22 countries around the world. Connect with Krispy Kreme at krispykreme.com and on Facebook, Foursquare, Twitter and YouTube.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” ‘forecast,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; increased costs or other effects of new government regulations relating to healthcare benefits; and risks associated with implementation of new technology platforms. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Krispy Kreme Contacts:

Media:	Investor Relations:

Brian K. Little	Anita K. Booe
(336) 726-8825	(336) 703-6902
blittle@krispykreme.com	abooe@krispykreme.com

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of February 3, 2013, the Company had net deferred income tax assets of approximately $116 million, of which approximately $76 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $206 million.

In fiscal 2012, the Company reversed approximately $139.6 million of valuation allowances against its deferred income tax assets because management concluded that realization of such assets was more likely than not. While such reversal, which was required by GAAP, increased the Company’s earnings by $139.6 million in fiscal 2012, the reversal has the effect of reducing the Company’s earnings in fiscal 2013 and 2014 as a result of an increase in the provision for income taxes. This negative effect on earnings after fiscal 2012 occurs because the reversal of the valuation allowance resulted in the recognition in fiscal 2012 of income tax benefits expected to be realized in later years; absent the reversal of the valuation allowance, any such tax benefits would have been recognized when realized in future periods upon the generation of taxable income. Accordingly, in years after fiscal 2012, the Company’s effective income tax rate, which in fiscal 2012 and earlier years bore little or no relationship to pretax income, more closely reflects the blended federal and state income tax rates in jurisdictions in which the Company operates.

Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to substantially exceed the amount of cash income taxes payable by the Company.

The Company’s fiscal year ends on the Sunday closest to January 31, which periodically results in a 53-week year. Fiscal 2013 contained 53 weeks, while fiscal 2014 contains 52 weeks.

The following non-GAAP financial information and related reconciliation to GAAP measures are provided to assist the reader in understanding the effects of the above transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Management's
	Earnings Guidance		Year Ended
	Year Ending February 2, 2014		February 3,
	From	To	2013
	(In thousands, except per share amounts)
Net income, as reported	$25,000	$27,000	$20,779
Provision for deferred income taxes	17,000	18,000	13,413
Earnings for the 53rd week	-	-	(1,273)
Adjusted net income - 52 week basis	$42,000	$45,000	$32,919

Adjusted earnings per common share - 52 week basis:
Basic	$0.62	$0.66	$0.49
Diluted	$0.59	$0.63	$0.47

Weighted average shares outstanding:
Basic	68,000	68,000	67,624
Diluted	71,000	71,000	69,896

The Company defines free cash flow, a non-GAAP measure, as cash provided by operating activities minus capital expenditures and scheduled debt principal repayments. The Company believes free cash flow is a useful measure of the Company’s ability to generate cash from its operations in excess of amounts required to fund its debt repayment obligations and investments in productive assets, and is therefore a useful measure of cash available for alternative business uses.

The following table reconciles free cash flow to cash provided by operating activities, the closest GAAP measure.

	Management's
	Earnings Guidance		52 Weeks Ended
	Year Ending February 2, 2014		January 27,
	From	To	2013
	(In thousands)
Cash provided by operating activities	$63,000	$66,000	$57,779
Less:
Capital expenditures	(35,000)	(23,000)	(14,218)
Scheduled debt principal payments	(1,000)	(1,000)	(2,223)
Retirement of term loan	(22,000)	(22,000)	-
Free cash flow	$5,000	$20,000	$41,338